Exhibit 10.1

April 18, 2008

Philippe Maitre

1228 Great Oaks Drive

Wilmington, NC 28405

Re: Second Amendment to Employment Agreement

Dear Philippe:

This Agreement amends the letter agreement between you and Oscient Pharmaceuticals Corporation (the “Company”) dated May 5, 2006, subsequently amended November 30, 2007, regarding the terms and conditions of your employment (the “Employment Agreement”). Capitalized terms in this Agreement shall have the meaning ascribed to them in the Employment Agreement unless otherwise expressly provided in this Agreement.

1. Tax Gross-Up Payments. The following shall be inserted as Paragraph 5(i) of the Employment Agreement, and the remaining paragraphs of Section 5 shall be re-designated accordingly:

(i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment (including any of the Tax Gross-Up Payments as defined below) or benefit (including without limitation any accelerated vesting of options or other equity awards) made or provided, or to be made or provided, by the Company (or any successor thereto or affiliate thereof) to or for your benefit, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with the Company (or any successor) or otherwise (a “Total Payment”) will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986 as amended (the “Code”) or any comparable tax imposed by any replacement or successor provision of the United States tax law (the “Excise Tax”), the Company shall pay you one or more additional cash payments (the “Tax Gross-Up Payments”) in an aggregate amount that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such Tax Gross-Up Payments is equal to the amount of the Excise Tax (if any) imposed on the Total Payments; provided, that to the extent any Tax Gross-Up Payment would be considered deferred compensation for the purposes of section 409A of the Code, the manner and time of payment, and the provisions of Paragraph 5(c) shall, if possible, be adjusted to the mutual satisfaction of you and the Company to the extent necessary (but only to the extent necessary) to comply with the requirement of section 409A of the Code with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at section 409A(a)(1)(B) or section 409A(b)(4) of the Code (the “Section 409A Penalties”).

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than April 22, 2008. At the time you sign and return this letter, it will take effect as a binding agreement between you and the Company on the basis set forth above and as of the date first written above. The enclosed copy is for your records.

Sincerely yours,	Accepted and Agreed:

/s/ Joseph A. Pane	/s/ Philippe Maitre
Joseph A. Pane	Philippe Maitre
Vice President
Human Resources	Date: 4-21-08